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                                 EXHIBIT 23.1.1

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the use in the Registration Statement of and related Prospectus of Generex Biotechnology Corporation ("the Company") of our report dated September 14, 2000, except as to Notes 16(D) and 16(E) as to which the dates are September 29, 2000 and October 5, 2000, respectively, on the consolidated financial statements of the Company as of July 31, 2000 and 1999 and for the years ended July 31, 2000, 1999 and 1998, which consolidated financial statements appear in the Registration Statement. We also consent to the references to us under the headings "Experts" in such Prospectus.




WithumSmith+Brown
New Brunswick, New Jersey
December 4, 2000